Exhibit 1

Westpac Banking Corporation
Level 18, 275 Kent Street
Sydney, NSW, 2000

16 October 2025

ITEMS IMPACTING WESTPAC’S FULL YEAR 2025 (FY25) RESULTS

Items included within Operating Expenses in Second Half 2025 (2H25)

The Group has recognised a restructuring charge of $273 million (pre-tax) as part of the targeted productivity initiatives through our Fit for Growth Program.

Productivity benefits are expected to be commensurate with the expense. Modest benefits were delivered in FY25, with the majority to be realised during FY26 and FY27.

The expense, which will not be treated as a Notable Item, will be included in operating expenses for 2H25. The full amount will be reported in Group Businesses.

Segment composition

In 2025, the composition of our segments was revised to improve operational alignment. The key changes include:

•	The merchants services business was transferred from Business & Wealth to WIB given strategic alignment with the management of payments infrastructure;

•	The contribution from the auto finance portfolio, which was sold in March 2025, was transferred from Business & Wealth to Group Businesses; and

•	The realignment of Consumer, Business & Wealth and Institutional Human Resources and Finance function expenses to Group Businesses.

1H25 has been restated for the above changes. FY24 has not been restated. The restated 1H25 segments are included in the 2025 Full Year Results Announcement pro-forma.

These changes do not impact the Group's net profit after tax (NPAT) or the composition of line items.

Reporting changes and Notable Items

A 2025 Full Year Results Announcement will be lodged alongside the Annual Report to assist with analysing performance. This document will include tables and commentary comparing the full and half year results along with additional disclosure on 'Net profit excluding Notable Items'. This measure is comparable to 'cash earnings'.

Hedging Notable Items will not be pre-released in future periods. For completeness, Westpac’s reported net profit after tax in FY25 will be reduced by $56 million due to Notable Items that relate solely to hedging items, which reverse over time. This compares to a $123 million reduction in FY24. A summary of the impacts in FY25 are included in Appendix 1.

A pro-forma document can be found on our website at: https://www.westpac.com.au/about-westpac/ investor-centre/events-and-presentations/presentations-agm/

Full Year 2025 results are scheduled to be announced on Monday, 3 November 2025.

For further information:

Hayden Cooper	Justin McCarthy
Group Head of Media Relations	General Manager, Investor Relations
+61 402 393 619	+61 422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

Appendix 1 - Summary of Notable Items

$m	Full Year Sept 2025	Half Year Sept 2025
Net interest income	(93)	125
Non-interest income	13	(5)
Net operating income	(80)	120
Operating expenses	-	-
Pre-provision profit	(80)	120
Income tax (expense)/benefit and NCI	24	(36)
Net profit/(loss)	(56)	84

This announcement is unaudited. All amounts are in Australian dollars. Net Profit excluding Notable Items is not defined by Australian Accounting Standards (AAS). These non-AAS measures are identified and described in the ‘Introduction – Non-AAS financial measures’ section in the 2025 Interim Financial Results.

This announcement contains ‘forward-looking statements’ and statements of expectation reflecting Westpac’s current views on future events. They are subject to change without notice and certain risks, uncertainties and assumptions which are, in many instances, beyond its control. They have been based upon management's expectations and beliefs concerning future developments and their potential effect on Westpac. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may differ materially from those expressed or implied in such statements. Investors should not place undue reliance on forward-looking statements and statements of expectation. Except as required by law, Westpac is not responsible for updating, or obliged to update, any matter arising after the date of this announcement. The information in this announcement is subject to the information in Westpac’s ASX filings.